The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 27, 2026

Pricing Supplement dated September , 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$● Autocallable Buffered Notes due September 16, 2031 Linked to the Barclays US Tech Accelerator 6% Decrement USD ER Index Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest or guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes will be automatically redeemed for a Redemption Premium if the Closing Value of the Underlier on any Observation Date is greater than or equal to the Initial Underlier Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically redeemed and the Final Underlier Value is less than the Buffer Value, be willing to lose up to 85.00% of their investment at maturity.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:†	September 11, 2026	Final Valuation Date:†	September 11, 2031
Issue Date:	September 16, 2026	Maturity Date:†	September 16, 2031
Reference Asset:	The Barclays US Tech Accelerator 6% Decrement USD ER Index (Bloomberg ticker symbol “BXIIUT4E <Index>”) (the “Underlier” or the “Index”)
Automatic Redemption:

The Notes will not be automatically redeemable for approximately the first year after the Issue Date. If, on any Observation Date, the Closing Value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the relevant Redemption Settlement Date a cash payment per $1,000 principal amount Note that will provide a return equal to the applicable Redemption Premium, calculated as follows:

$1,000 + ($1,000 × applicable Redemption Premium)

No further amounts will be payable on the Notes after they have been automatically redeemed.

Redemption Premium:	The Redemption Premium applicable to each Observation Date is set forth in the table below.

Observation Date	Redemption Premium	Observation Date	Redemption Premium	Observation Date	Redemption Premium	Observation Date	Redemption Premium
First	20.2500%	Fourteenth	42.1875%	Twenty-Seventh	64.1250%	Fortieth	86.0625%
Second	21.9375%	Fifteenth	43.8750%	Twenty-Eighth	65.8125%	Forty-First	87.7500%
Third	23.6250%	Sixteenth	45.5625%	Twenty-Ninth	67.5000%	Forty-Second	89.4375%
Fourth	25.3125%	Seventeenth	47.2500%	Thirtieth	69.1875%	Forty-Third	91.1250%
Fifth	27.0000%	Eighteenth	48.9375%	Thirty-First	70.8750%	Forty-Fourth	92.8125%
Sixth	28.6875%	Nineteenth	50.6250%	Thirty-Second	72.5625%	Forty-Fifth	94.5000%
Seventh	30.3750%	Twentieth	52.3125%	Thirty-Third	74.2500%	Forty-Sixth	96.1875%
Eighth	32.0625%	Twenty-First	54.0000%	Thirty-Fourth	75.9375%	Forty-Seventh	97.8750%
Ninth	33.7500%	Twenty-Second	55.6875%	Thirty-Fifth	77.6250%	Forty-Eighth	99.5625%
Tenth	35.4375%	Twenty-Third	57.3750%	Thirty-Sixth	79.3125%	Final	101.2500%
Eleventh	37.1250%	Twenty-Fourth	59.0625%	Thirty-Seventh	81.0000%
Twelfth	38.8125%	Twenty-Fifth	60.7500%	Thirty-Eighth	82.6875%
Thirteenth	40.5000%	Twenty-Sixth	62.4375%	Thirty-Ninth	84.3750%

Any positive return on the Notes will not exceed the Redemption Premium with respect to the applicable Observation Date, and your return will not be based on the amount of any appreciation in the value of the Underlier, which may be significant.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪

If the Final Underlier Value is greater than or equal to the Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note

▪

If the Final Underlier Value is less than the Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

If the Notes are not automatically redeemed and the Final Underlier Value is less than the Buffer Value, your Notes will be exposed to the decline of the Underlier in excess of the Buffer Percentage from the Initial Underlier Value and you will lose up to 85.00% of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	4.75%	95.25%
Total	$●	$●	$●	$●
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $952.50 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $880.00 and $916.90 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-7 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $47.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Index Deductions:

The Underlier is subject to a 6% per annum decrement, deducted daily. The decrement will offset appreciation of the Futures Index (as defined below), which is the Underlier’s underlying index, heighten depreciation of the Futures Index and generally act as a drag on the performance of the Index. The Index will trail the performance of an identical index without a decrement. See “Information Regarding the Underlier” and “Selected Risk Considerations—Risks Relating to the Underlier Generally—The Value of the Index Will Reflect a 6% per Annum Decrement, Deducted Daily” in this pricing supplement for additional information.

In addition, the Futures Index is subject to an implicit financing cost, which will negatively affect the performance of the Futures Index, and is likely to underperform the Reference Index (as defined below) during periods of high market interest rates. See “Selected Risk Considerations—Risks Relating to the Futures Index—The Performance of the Futures Index Will Differ from the Performance of the Reference Index” in this pricing supplement for additional information.

Index Sponsor:	The Underlier was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Underlier. The Underlier is operated by Barclays Index Administration, a distinct function within Barclays Bank PLC (in such capacity, the “Index Sponsor” and as described under “Information Regarding the Underlier” in this pricing supplement).
Buffer Value:	, which is 85.00% of the Initial Underlier Value (rounded to two decimal places)
Buffer Percentage:	15.00%
Initial Underlier Value:	, which is the Closing Value of the Underlier on the Initial Valuation Date
Final Underlier Value:	The Closing Value of the Underlier on the Final Valuation Date
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Dates:†	September 13, 2027, October 11, 2027, November 11, 2027, December 13, 2027, January 11, 2028, February 11, 2028, March 13, 2028, April 11, 2028, May 11, 2028, June 12, 2028, July 11, 2028, August 11, 2028, September 11, 2028, October 11, 2028, November 13, 2028, December 11, 2028, January 11, 2029, February 12, 2029, March 12, 2029, April 11, 2029, May 11, 2029, June 11, 2029, July 11, 2029, August 13, 2029, September 11, 2029, October 11, 2029, November 12, 2029, December 11, 2029, January 11, 2030, February 11, 2030, March 11, 2030, April 11, 2030, May 13, 2030, June 11, 2030, July 11, 2030, August 12, 2030, September 11, 2030, October 11, 2030, November 11, 2030, December 11, 2030, January 13, 2031, February 11, 2031, March 11, 2031, April 14, 2031, May 12, 2031, June 11, 2031, July 11, 2031, August 11, 2031 and the Final Valuation Date
Redemption Settlement Dates:†	September 20, 2027, October 18, 2027, November 18, 2027, December 20, 2027, January 19, 2028, February 18, 2028, March 20, 2028, April 18, 2028, May 18, 2028, June 20, 2028, July 18, 2028, August 18, 2028, September 18, 2028, October 18, 2028, November 20, 2028, December 18, 2028, January 19, 2029, February 20, 2029, March 19, 2029, April 18, 2029, May 18, 2029, June 18, 2029, July 18, 2029, August 20, 2029, September 18, 2029, October 18, 2029, November 19, 2029, December 18, 2029, January 18, 2030, February 19, 2030, March 18, 2030, April 18, 2030, May 20, 2030, June 18, 2030, July 18, 2030, August 19, 2030, September 18, 2030, October 21, 2030, November 18, 2030, December 18, 2030, January 21, 2031, February 19, 2031, March 18, 2031, April 21, 2031, May 19, 2031, June 18, 2031, July 18, 2031, August 18, 2031 and the Maturity Date
Closing Value:	Closing Value means, with respect to the Underlier on any date, the official closing level of the Underlier with respect to that date, as calculated and published by the Index Sponsor and displayed on Bloomberg Professional® service (“Bloomberg”) page “BXIIUT4E<Index>” or any successor page on Bloomberg or any successor service, as applicable.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749JNT4 / US06749JNT42

*	The Underlier and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement, as supplemented by “Supplemental Terms of the Notes” below. See “Selected Risk Considerations—Risks Relating to the Underlier” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement, as supplemented by “Supplemental Terms of the Notes” below

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

SUPPLEMENTAL TERMS OF THE NOTES

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the following provisions will apply for purposes of the Notes.

Market Disruption Events

If the Calculation Agent determines that, on the Initial Valuation Date or any Observation Date (each, a “Valuation Date”), a Market Disruption Event occurs or is continuing with respect to the Underlier, that Valuation Date will be postponed to the immediately succeeding Index Business Day (as defined under “Information Regarding the Underlier” in this pricing supplement) on which no Market Disruption Event occurs or is continuing. In no event, however, will a Valuation Date be postponed by more than five scheduled Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to the Underlier on that fifth day, the Calculation Agent will determine the Closing Value of the Underlier for that fifth day in good faith and in a commercially reasonable manner.

If any Observation Date is postponed, the relevant Redemption Settlement Date will be postponed such that the number of business days from the Observation Date to the Redemption Settlement Date remains the same.

With respect to the Notes, a “Market Disruption Event” means:

•	the occurrence of a Trading Disruption Event, an Index Market Disruption Event or an Index Disruption Event (each as defined and described under “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index—The Barclays US Tech Accelerator 6% Decrement USD ER Index—Additional Index Determinations” in the accompanying underlying supplement); or

•	the failure of the Index Sponsor to calculate and publish the official closing level of the Underlier on an Index Business Day in each case as determined by the Calculation Agent in its sole discretion.

Discontinuation of the Underlier; Alteration of Methodology or Calculation of the Underlier

If the Index Sponsor discontinues publication of the Underlier and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Closing Value of the Underlier on any relevant date on which the Closing Value of the Underlier is to be determined will be determined by reference to the level of that Successor Index at the time of daily final publication, or close of trading on the relevant exchange or market for that Successor Index, as applicable, on that date. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Underlier for all purposes under the Notes, and the Calculation Agent may in its sole discretion adjust any variable described in this pricing supplement, including but not limited to any level (including but not limited to the Initial Underlier Value, the Buffer Value, the Final Underlier Value and the Closing Value on any relevant date), or any combination thereof. The Calculation Agent will make any such adjustment with a view to offsetting, to the extent practicable, any difference in the relative levels of the Index and the Successor Index at the time the Index is replaced by the Successor Index.

If an Index Cancellation occurs on or prior to any Observation Date or any other relevant date on which the Closing Value of the Underlier is to be determined and is continuing on that date, then the Calculation Agent may in its sole discretion determine to compute the Closing Value of the Underlier in accordance with the formula for and method of calculating the Underlier or Successor Index, as applicable, last in effect prior to that Index Cancellation.

An “Index Cancellation” will occur if (a) the Index Sponsor discontinues publication of the Closing Value of the Underlier on or prior to any Observation Date (or any other relevant date on which the Closing Value of the Underlier is to be determined) and that discontinuation is continuing on that day and the Calculation Agent determines that no Successor Index is available at that time or (b) the Calculation Agent has previously selected a Successor Index and publication of that Successor Index is discontinued prior to, and that discontinuation is continuing on, any Observation Date (or any other relevant date on which the Closing Value of the Underlier is to be determined).

If at any time the method of calculating the Underlier or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlier or a Successor Index is in any other way modified such that the Underlier or that Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Underlier or that Successor Index had those changes or modifications not been made, then the Calculation Agent may in its sole discretion determine to make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level for the Underlier or Successor Index comparable to the Underlier or Successor Index, as the case may be, as if those changes or modifications had not been made, and determine whether the Notes are automatically redeemed and calculate the payment at maturity or any other payment to be made on the Notes with reference to the Underlier (or Successor Index), as adjusted.

Material Index Amendment Events

If a Material Index Amendment Event occurs prior to the Final Valuation Date, the Calculation Agent may elect in its sole discretion to cause the Maturity Date to be accelerated to a date no later than the tenth business day following the occurrence of that Material Index Amendment Event. In the event of such an acceleration, the amount payable in respect of the Notes on the Maturity Date as so accelerated will be the value of the Notes, as determined by the Calculation Agent in its sole discretion by reference to, among other things, the value of any embedded options or other derivatives, on a day determined by the Calculation Agent that falls on or after the date on which that Material Index Amendment Event occurred (or, if the Calculation Agent determines in its sole discretion that referencing another day would achieve a more equitable result, such other day).

A “Material Index Amendment Event” will occur if, as determined by the Calculation Agent in its sole discretion, the index sponsor of any of the Index or the Futures Index makes, or announces that it will make, or that it will undertake a consultation with respect to, a material change in the formula for or the method of calculating any such index or any other material modification of the index methodology governing any such index, except for one of the following:

•	an exercise of routine judgment in the administration of the relevant index methodology, provided that such routine judgment will not include deviations or alterations to the relevant index methodology designed to improve the financial performance of the relevant index;

•	a modification to correct errors in implementation of the relevant index methodology or calculations made pursuant to the relevant index methodology; or

•	an adjustment in response to an unanticipated event outside of the control of the index sponsor, such as a stock split, merger, listing or delisting, nationalization or insolvency of a component of the relevant index, a disruption in the financial markets for specific assets or in a particular jurisdiction, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You understand and accept that you will not participate in any appreciation of the Underlier, which may be significant, and that your potential return on the Notes is limited to the applicable Redemption Premium, if any, paid on the Notes.

•	You can tolerate a loss of up to 85.00% of your principal amount if the Notes are not automatically redeemed and the Final Underlier Value of the Underlier is less than the Buffer Value, and you are willing and able to make an investment that may have downside market risk similar to that of an investment in the Underlier.

•	You anticipate that the Closing Value of the Underlier will be greater than or equal to the Initial Underlier Value on at least one Observation Date, and you understand and accept the risk that, if it is not, you will not receive any Redemption Premium.

•	You understand and accept the risk that, if the Notes are not automatically redeemed, you will lose up to 85.00% of your principal amount at maturity if the Final Underlier Value is less than the Buffer Value.

•	You understand and accept that the performance of the Underlier will be affected by a decrement of 6% per annum.

•	You understand and accept that the investment strategy used to construct the Index may not be successful and may underperform any alternative strategy that might be constructed from the Futures Index.

•	You understand and accept that the Index is subject to risks associated with the use of significant leverage.

•	You understand and are willing and able to accept the other risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not have any rights with respect to the futures contracts composing the Futures Index or be entitled to receive dividends or distributions that may be paid to holders of the securities composing the reference index of those futures contracts (the “Reference Index”), nor will you have any voting rights with respect to the securities composing the Reference Index.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that participates in the full appreciation of the Underlier rather than an investment with a return that is limited to the applicable Redemption Premium, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose up to 85.00% of the principal amount of your Notes in the event that the Notes are not automatically redeemed and the Final Underlier Value falls below the Buffer Value.

•	You anticipate that the Closing Value of the Underlier will be less than the Initial Underlier Value on each Observation Date, or you are unwilling or unable to accept the risk that, if it is, you will not receive any Redemption Premium.

•	You are unwilling or unable to accept that the performance of the Underlier will be affected by a decrement of 6% per annum.

•	You are unwilling or unable to accept that the investment strategy used to construct the Index may not be successful and may underperform any alternative strategy that might be constructed from the Futures Index.

•	You are unwilling or unable to accept that the Index is subject to risks associated with the use of significant leverage.

•	You are unwilling or unable to accept the other risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to rights with respect to the futures contracts composing the Futures Index or to dividends or distributions on, or voting rights related to, the securities composing the Reference Index.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

The Notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Underlier Value: 100.00*

*	The hypothetical Initial Underlier Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlier Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date.

For information regarding recent values of the Underlier, please see “Historical and Hypothetical Historical Performance of the Underlier” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the first Observation Date.

Observation Date	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
1	150.00	Yes	20.2500%

Because the Closing Value of the Underlier on the first Observation Date is greater than or equal to the Initial Underlier Value, the Notes are automatically redeemed on the related Redemption Settlement Date. You will receive on the relevant Redemption Settlement Date a cash payment of $1,202.50 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the applicable Redemption Premium. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the Final Valuation Date.

Observation Date	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
1	80.00	No	N/A
2	85.00	No	N/A
3-48	Various (below Initial Underlier Value)	No	N/A
Final	105.00	Yes	101.2500%

Because the Closing Value of the Underlier on the Final Valuation Date is greater than or equal to the Initial Underlier Value, the Notes are automatically redeemed on the related Redemption Settlement Date, which is the Maturity Date. You will receive on the Maturity Date a cash payment of $2,012.50 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the applicable Redemption Premium.

If the Closing Value of the Underlier is below the Initial Underlier Value on each Observation Date, the Notes will not be automatically redeemed and you may lose up to 85.00% of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: 100.00*

▪	Hypothetical Buffer Value: 85.00 (85.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Buffer Value of 85.00 have been chosen for illustrative purposes only and may not represent a likely actual Initial Underlier Value or Buffer Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date, and the actual Buffer Value will be equal to 85.00% of the Initial Underlier Value.

For information regarding recent values of the Underlier, please see “Historical and Hypothetical Historical Performance of the Underlier” in this pricing supplement.

Final Underlier Value	Underlier Return	Payment at Maturity per $1,000 Principal Amount Note
150.00	50.00%	N/A
140.00	40.00%	N/A
130.00	30.00%	N/A
120.00	20.00%	N/A
110.00	10.00%	N/A
100.00	0.00%	N/A
99.99	-0.01%	$1,000.00
90.00	-10.00%	$1,000.00
85.00	-15.00%	$1,000.00
80.00	-20.00%	$950.00
70.00	-30.00%	$850.00
60.00	-40.00%	$750.00
50.00	-50.00%	$650.00
40.00	-60.00%	$550.00
30.00	-70.00%	$450.00
20.00	-80.00%	$350.00
10.00	-90.00%	$250.00
0.00	-100.00%	$150.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 90.00.

Because the Notes are not automatically redeemed on any Observation Date and the Final Underlier Value is greater than or equal to the Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

Example 2: The value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 40.00.

Because the Notes are not automatically redeemed on any Observation Date and the Final Underlier Value is less than the Buffer Value, you will receive a payment at maturity of $550.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

$1,000 + [$1,000 × (-60.00% + 15.00%)]

$1,000 + ($1,000 × -45.00%) = $550.00

Example 2 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Buffer Value, your investment in the Notes will be exposed to the decline of the Underlier in excess of the Buffer Percentage from the Initial Underlier Value.

If the Notes are not automatically redeemed, you may lose up to 85.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Information Regarding the UNDERLIER

The Barclays US Tech Accelerator 6% Decrement USD ER Index (the “Index”) is a rules-based proprietary index created and owned by Barclays Bank PLC. The Index is operated by Barclays Index Administration, a distinct function within Barclays Bank PLC (in such capacity, the “Index Sponsor”). The Index Sponsor has appointed a third party, MerQube, Inc. (together with any successor thereto, the “Index Calculation Agent”), to calculate and maintain the Index. The Index is reported by Bloomberg under the ticker symbol “BXIIUT4E.”

The Index attempts to provide variable exposure of up to 400% to the Barclays US Tech Tracker ER Index (the “Futures Index”), with greater exposure when the realized volatility of the Futures Index is relatively lower (subject to the maximum exposure of 400%) and lesser exposure when the realized volatility of the Futures Index is relatively higher (subject to a minimum exposure of 100%). The Futures Index tracks the excess return of a notional rolling position in the first nearby futures contract on the Nasdaq-100 Index® (the “Reference Index”). For more information about the Futures Index, see “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index—Background on the Barclays US Tech Tracker ER Index” in the accompanying underlying supplement. The Reference Index is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Reference Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

The Index is subject to a 6% per annum decrement, deducted daily. The decrement will offset appreciation of the Futures Index, heighten depreciation of the Futures Index and generally act as a drag on the performance of the Index. The Index will trail the performance of an identical index without a decrement.

The Index applies an exposure (the “Index Exposure”) of between 100% and 400% to the Futures Index, with the aim of increasing exposure (subject to the maximum exposure) when the realized volatility of the Futures Index is relatively lower and decreasing exposure (subject to the minimum exposure) when the realized volatility of the Futures Index is relatively higher. The Index Exposure is not adjusted according to a predetermined schedule. Instead, on each Index Business Day (as defined below), the Index determines a new target exposure to the Futures Index, but the Index Exposure will be adjusted only if the new target exposure differs sufficiently from the current Index Exposure. Otherwise, the Index will maintain its current Index Exposure.

On each Index Business Day, the target exposure of the Index to the performance of the Futures Index on the following Index Business Day is set equal to (a) a volatility level of 40% (the “volatility threshold”) divided by (b) the realized volatility of the Futures Index, subject to a maximum exposure of 400% and a minimum exposure of 100%. The Index’s target exposure to the Futures Index will equal the maximum exposure of 400% when the realized volatility of the Futures Index is less than or equal to 10% and will equal the minimum exposure of 100% when the realized volatility of the Futures Index is greater than or equal to 40%. The Index’s target exposure to the Futures Index will be between 400% and 100% when the realized volatility of the Futures Index is between 10% and 40%. For example, if the realized volatility of the Futures Index is equal to 20%, the target exposure of the Index to the Futures Index will equal 200% (or 40% / 20%). No assurance can be provided that the realized volatility of the Index will approximate the volatility threshold. The realized volatility of the Index may be greater or less than the volatility threshold, perhaps significantly.

The Index Exposure remains unchanged on each Index Business Day, unless a newly calculated target exposure based on the realized volatility of the Futures Index on a subsequent Index Business Day would be, on an absolute basis, 40% or more above or below the current Index Exposure. For example, if the Index Exposure is 200%, the Index Exposure will remain unchanged unless the target exposure is greater than 240% or less than 160%. If an Index Exposure adjustment is triggered, the Index will adjust the Index Exposure on the immediately following Index Business Day (a “Rebalancing Day”), subject to the occurrence of a Trading Disruption Event (as defined and described under “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index” in the accompanying underlying supplement).

The Index Calculation Agent began calculating the Index on a live basis on April 22, 2025.

“Index Business Day” means any day on which the Chicago Mercantile Exchange (or any successor thereto) is scheduled to be open for business for equity futures contracts.

The Index is an “excess return” index, and not a “total return” index, because the Futures Index provides notional exposure to futures contract returns that reflect changes in the price of those futures contracts and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts, resulting in an implicit financing cost.

Certain features of the Index, including the decrement described above, are designed to make it possible for certain economic terms of the Notes to be more favorable to you than would otherwise be the case, all else being equal. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Index, and your return on the Notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

The Index is subject to risks associated with the use of significant leverage. When leverage is employed, any movements in the values of the Futures Index will result in greater changes in the value of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Futures Index, which, in turn, would negatively affect the performance of the Index. The use of leverage will cause the volatility of the Index to be greater, perhaps significantly greater, than the volatility of the Futures Index. The exposure of the Index to the Futures Index may be relatively high during periods of negative performance of the Futures Index and/or relatively low during periods of positive performance of the Futures Index, which would adversely affect the performance of the Index, perhaps significantly.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Index.

For more information about the Index, see “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index” in the accompanying underlying supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier, the Futures Index, the Reference Index or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Buffer Value, your Notes will be exposed to the decline of the Underlier in excess of the Buffer Percentage from the Initial Underlier Value. You may lose up to 85.00% of the principal amount of your Notes.

•	Your Potential Return on the Notes Is Limited to the Applicable Redemption Premium, If Any—You will receive a positive return on the Notes only if the Notes are automatically redeemed. Any positive return on the Notes will be limited to the Redemption Premium applicable to the relevant Observation Date and will not be based on the amount of any appreciation in the value of the Underlier, which may be significant.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	Automatic Redemption and Reinvestment Risk—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be automatically redeemed prior to maturity for a term that could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Futures Contracts Composing the Futures Index or the Securities Composing the Reference Index—The return on the Notes may not reflect the return you would realize if you actually owned the futures contracts composing the Futures Index or the securities composing the Reference Index. As a holder of the Notes, you will not have any rights with respect to the futures contracts composing the Futures Index or voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Reference Index would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier Generally

•	The Index May Not Be Successful or Outperform Any Alternative Investment Strategy That Might Be Employed with Respect to the Futures Index—There can be no assurance that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Futures Index.

•	The Value of the Index Will Reflect a 6% per Annum Decrement, Deducted Daily—The performance of the Index will be reduced by the decrement of 6% per annum, deducted daily. As a result of the decrement, the Index performance will trail that of a hypothetical, identically constituted index from which no such decrement is deducted.

The decrement will place a significant drag on the performance of the Index, potentially offsetting positive returns on the Index’s investment strategy, exacerbating negative returns of its investment strategy and causing the value of the Index to decline steadily if the return of its investment strategy is relatively flat. The Index will not appreciate unless the return of its investment strategy is sufficient to offset the negative effect of the decrement, and then only to the extent that the return of its investment strategy is greater than the decrement. As a result of the decrement, the value of the Index may decline even if the return of its investment strategy is positive.

•	The Index Is Subject to Risks Associated with the Use of Significant Leverage—The Index applies an exposure of between 100% and 400% to the Futures Index, with the aim of increasing exposure (subject to the maximum exposure) when the realized volatility of the Futures Index is relatively lower and decreasing exposure (subject to the minimum exposure) when the realized volatility of the Futures Index is relatively higher. Under normal market conditions in the past, the Futures Index has tended to exhibit a realized volatility below 40%. Accordingly, based on hypothetical back-tested and historical performance, the Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the value of the Futures Index will result in greater changes in the value of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Futures Index, as well as the negative effect of the implicit financing cost embedded in the Futures Index, which, in turn, would negatively affect the performance of the Index. The use of leverage will cause the volatility of the Index to be greater, perhaps significantly greater, than the volatility of the Futures Index, and no assurance can be given that the annualized realized volatility of the Index will approximate the volatility threshold of 40%. The exposure of the Index to the Futures Index may be relatively high during periods of negative performance of the Futures Index and/or relatively low during periods of positive performance of the Futures Index, which would adversely affect the performance of the Index, perhaps significantly. In situations where a significant increase in volatility of the Futures Index is accompanied by a significant decline in the value of the Futures Index, the value of the Index may decline significantly before the next Rebalancing Day when the Index’s exposure to the Futures Index would be reduced. If, on any Index Business Day, the value of the Index as calculated is negative or zero, the value of the Index on that Index Business Day will be zero, and the value of the Index will stay at zero. In this scenario, you will not receive any Redemption Premium and you will lose the entire principal amount of your Notes at maturity.

•	The Index Is Subject to Risks Associated with Its Methodology for Setting the Index Exposure—No assurance can be given that the Index’s methodology for setting the Index Exposure will be successful or outperform any alternative strategy that might be employed with respect to setting the Index Exposure.

On each Index Business Day, the target exposure of the Index to the performance of the Futures Index on the following Index Business Day is set equal to (a) the volatility threshold of 40% divided by (b) the realized volatility of the Futures Index, subject to a maximum exposure of 400% and a minimum exposure of 100%. On any Index Business Day, the realized volatility of the Futures Index used to determine the target exposure of the Index to the Futures Index on the following Index Business Day is equal to the lower of the short-term realized volatility of the Futures Index and the long-term realized volatility of the Futures

Index. The short-term realized volatility and long-term realized volatility of the Futures Index on an Index Business Day are calculated based on the daily returns of the Futures Index from the base date of the Index to that Index Business Day, with half-lives of 5 and 21 Index Business Days, respectively.

There is no guarantee that the methodology used by the Index to determine the realized volatility of the Futures Index will be representative of the realized volatility that the Futures Index will experience. Realized volatility is backward looking, and there is no guarantee that trends exhibited by historical realized volatility will continue in the future. In addition, the volatility of the Futures Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by the Index to fully reflect those changes and for the target exposure of the Index to be adjusted accordingly. In particular, since the Index references the lower of the short-term and the long-term realized volatility of the Futures Index, if the short-term realized volatility of the Futures Index increases suddenly, the Index’s target exposure to the Futures Index may not be reduced unless and until the long-term realized volatility of the Futures Index also increases. In addition, the target exposure of the Index to the Futures Index will not be further reduced when the realized volatility of the Futures Index exceeds 40% due to the minimum exposure, and the target exposure of the Index to the Futures Index will not be further increased when the realized volatility of the Futures Index is below 10% due to the maximum exposure. Furthermore, the Index Exposure will be adjusted only if the newly calculated target exposure is, on an absolute basis, 40% or more above or below the current Index Exposure.

•	The Index May Be Adversely Affected by a “Volatility Drag” Effect—The Index may be subject to a “volatility drag” effect due to the resetting leveraged exposure to the Futures Index. The drag effect is likely to occur when the value of the Futures Index moves in one direction prior to an Index Exposure adjustment and the other direction following that Index Exposure adjustment. Resetting the exposure of the Index after an increase but in advance of a decline in the Futures Index would cause the Index to have increased exposure to that decline, and resetting the exposure following a decline but in advance of an increase in the Futures Index would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index will be relative to the performance of the Futures Index. As a consequence of this drag effect, if the value of the Futures Index falls but later returns to its original value, the Index may not fully recover from the loss at the same time. Under these circumstances, the Futures Index may need to appreciate, perhaps significantly, above its original value in order for the Index to fully recover from the loss. The Index may rebalance as frequently as daily, and the Index may be subject to a greater drag effect compared with an identical index that rebalances less frequently.

•	The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and Their Market Value and Create Conflicts of Interest—The Index Sponsor, a distinct function within Barclays Bank PLC, is responsible for the operation of the Index, and the policies of the Index Sponsor concerning the calculation of the Closing Value of the Index could affect the Closing Value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to scheduled maturity.

The Index Sponsor may modify the methodology for calculating the Closing Value of the Index. In addition, as described in “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index—The Barclays US Tech Accelerator 6% Decrement USD ER Index—Additional Index Determinations” in the accompanying underlying supplement, the Index Sponsor may make certain changes to the way in which the Index is calculated. For example, the Index Sponsor may discontinue or suspend calculation or publication of the Index upon the occurrence of certain market disruptions or other events, in which case it may become difficult to determine the Closing Value of the Index and the value of the Notes. In addition, the Index Sponsor may replace the Futures Index as the underlying index if a material change is made to the calculation methodology of the Futures Index or the Reference Index. The replacement underlying index may perform significantly worse than the Futures Index. Any such changes could adversely affect the value of the Notes. The circumstances in which the Index Sponsor might make any such a determination are described more fully under “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index—The Barclays US Tech Accelerator 6% Decrement USD ER Index—Additional Index Determinations” in the accompanying underlying supplement.

In addition, if a modification to the Index or the Futures Index constitutes a Material Index Amendment Event, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Supplemental Terms of the Notes—Material Index Amendment Events” above.

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Indices—The Barclays US Tech Accelerator 6% Decrement USD ER Index—The Barclays US Tech Accelerator 6% Decrement USD ER Index—Additional Index Determinations” in the accompanying underlying supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	The Index Has a Limited Performance History—The Index Calculation Agent began calculating the Index on a live basis on April 22, 2025, and the Index Sponsor has published limited information about how the Index might have performed had it been calculated in the past. Because the Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance would be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses as the basis for an investment decision.

•	Hypothetical Back-Tested Data Relating to the Index Does Not Represent Actual Historical Data and Is Subject to Inherent Limitations—All data relating to the period prior to the launch date of the Index, including the table and graphs set forth under “Historical and Hypothetical Historical Performance of the Underlier” below, is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. The information is based on a hypothetical estimate by the Index Sponsor using available historical data as to how the Index may have performed in the pre-launch date period. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Historical and Hypothetical Historical Performance of the Underlier” below. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested data should not be taken as an indication of future performance.

•	Historical or Hypothetical Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical or hypothetical historical levels of the Index. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•	The Index Is Not Actively Managed—The Index operates by pre-determined rules, as described under “Information Regarding the Underlier” in this pricing supplement. There will be no active management of the Index to enhance returns or limit losses. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, economic, financial or other factors than the non-actively managed Index, which may adversely affect the Closing Value of the Index and the value of the Notes.

•	The Index Is Comprised of Synthetic Assets and Liabilities—The exposure to the Futures Index at any given time is purely synthetic and will exist solely in the records maintained by or on behalf of the Index Sponsor. There is no actual portfolio of assets to which any person or entity is entitled or in which any person or entity has any ownership interest. Consequently, no person or entity will have any claim against any of the components of the Futures Index or the Reference Index at any time.

Risks Relating to the Futures Index

•	The Futures Index Reflects the Price Return of the Futures Contracts Composing the Futures Index, Not the Total Return—The performance of the Index, and therefore the return on the Notes, is based on the performance of the Futures Index, which reflects changes in the market prices of the futures contracts composing the Futures Index and positive or negative yields associated with rolling those futures contracts. The Futures Index (and, in turn, the Index) is not a “total return” index that, in addition to reflecting those price and roll returns, would also reflect interest on a hypothetical cash position collateralizing the futures contracts composing the Futures Index. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Futures Index Could Adversely Affect the Value of the Notes—The sponsor of the Futures Index may add, delete, substitute or adjust the futures contracts composing the Futures Index or make other methodological changes to the Futures Index that could affect its performance, and the sponsor of the Reference Index may add, delete, substitute or adjust the securities composing the Reference Index or make other methodological changes to the Reference Index that could affect the performance of the Futures Index. Any of these actions could adversely affect the value of the Futures Index and, consequently, the value of the Notes.

•	The Performance of the Futures Index Will Differ from the Performance of the Reference Index—A variety of factors can lead to a disparity between the performance of an equity index futures contract and its reference index, including the expected dividend yields of the equity securities included in the reference index, an implicit financing cost associated with the futures contract and policies of the exchange on which the futures contracts are traded, such as margin requirements. A decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the Futures Index. In addition, the implicit financing cost will negatively affect the performance of the Futures Index, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the Futures Index is likely to underperform the Reference Index, perhaps significantly. The negative effect of the implicit financing cost will be magnified when the Index is exposed on a leveraged basis to the Futures Index.

•	Negative Roll Returns Associated with the Futures Contracts Composing the Futures Index May Adversely Affect the Value of the Futures Index and the Value of the Notes—Unlike equity securities, the futures contracts composing the Futures Index, by their terms, have stated expirations. As the futures contracts composing the Futures Index approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, a futures contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns on the futures contracts composing the Futures Index and, therefore, the value of the Futures Index and any payments on, and the value of, the Notes. Because of the potential effects of negative roll returns, it is possible for the value of the Futures Index to decrease significantly over time, even when the levels of the Reference Index are stable or increasing.

•	The Futures Index Is Subject to Significant Risks Associated with Futures Markets—Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the value of the Futures Index. These factors and others can cause the prices of the futures contracts composing the Futures Index to be volatile and could adversely affect the value of the Futures Index and any payments on, and the value of, your Notes.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities—Some of the equity securities composing the Reference Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Furthermore, the role played by Barclays Index Administration in its role as Index Sponsor creates additional conflicts of interest. See “—Risks Relating to the Underlier Generally—The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest” above.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the

Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the value and expected volatility of the Underlier and the components of the Underlier;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	dividend rates on the securities included in the Reference Index;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE OF THE UNDERLIER

The Index Calculation Agent began calculating the Index on a live basis on April 22, 2025. All values of the Index prior to that date are calculated using available data as to how the Index may have performed in the pre-launch date period. Accordingly, the graph below illustrates:

•	on a hypothetical basis, how the Index would have performed from January 4, 2016 to April 21, 2025; and

•	on an actual basis, how the Index performed from April 22, 2025 through August 24, 2026.

The hypothetical historical performance of the Index shown below was determined using the methodology used to calculate the Index as of its inception.

The hypothetical historical performance below does not reflect actual performance of the Index and has not been verified by an independent third party. Hypothetical historical performance has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight. Alternative selection criteria or assumptions may produce different hypothetical historical performance that might prove to be more appropriate and that might differ significantly from the hypothetical historical performance provided below.

We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical and Hypothetical Historical Performance of the Barclays US Tech Accelerator 6% Decrement USD ER Index*

* The vertical red line indicates April 22, 2025. The performance to the left of the vertical red line reflects the hypothetical historical performance of the Index and the performance to the right of the vertical red line reflects the actual historical performance of the Index.

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlier. Assuming this treatment is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.